Exhibit 15.2

May 13, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated May 13, 2022 of RISE Education Cayman Ltd and are in agreement with the statements contained in the first to fourth paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China